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TULLY'S COFFEE LICENSE AGREEMENT

[*—Material has been omitted pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted material has been filed separately with the Securities and Exchange Commission.]

        THIS AGREEMENT, effective as of the 26th day of April, 2001, is entered into between TULLY'S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134 U.S.A. ("Licensor"), and TULLY'S COFFEE JAPAN a company organized under the laws of Japan, doing business at 3-4-1 Takanawa, Minato-ku, Tokyo Japan ("Licensee").

RECITALS

        A.    Licensor is in the business of developing and operating specialty stores featuring coffee drinks and other beverages and a light food menu for on and off premises consumption and which offer retail sales of whole beans and ground coffee, tea, herbal teas, and related goods (referred to herein as a "Tully's Store" or as "Tully's Stores").

        B.    Tully's Stores are operated with uniform design, formats, signs, equipment, layout, systems, and procedures utilizing the know-how, confidential business information and proprietary tradedress and designs of Licensor.

        C.    Licensor owns rights in, and uses, promotes and licenses, certain business names and trademarks for services relating to such stores and trademarks for goods sold through such stores including without limitation the business names shown in Schedule A (the "Business Names"), the trademarks for services and trademarks for goods shown in Schedule B (the "Trademarks").

        D.    By virtue of that certain Exclusive Licensing Agreement entered into as of August 1, 1997, between Licensor and Loco Trading Co., Ltd., Licensee currently engages in the operation of Tully's Stores in Japan, by itself and through franchisees. By entering into this Agreement, Licensor and Licensee desire to set forth revised terms and conditions under which Licensee is entitled to an exclusive license to use Licensor's know how, trade secrets, proprietary information and designs, Business Names, and Trademarks in association with the operation of Tully's Stores in Japan (referred to herein as the "Territory").

        E.    Simultaneous with the execution of this Agreement, the parties have agreed to enter into a Supply Agreement with respect to the purchase and sale of certain products to be used in connection with the operation of Tully's Stores in the Territory (the "Supply Agreement").

        NOW, THEREFORE, in consideration of the covenants and obligations of this agreement and for other good and valuable consideration, the parties hereto have agreed with each other as follows:

        1.        Grant of License.    During the term of this Agreement, Licensor hereby grants to Licensee the exclusive license to operate Tully's Store's in the Territory and to use such Tully's Store designs, formats, signs, equipment, layout, systems, procedures, copyrights, know how, the Business Names, and the Trademarks in the Territory (collectively, the "Rights") only in connection with the operation of retail Tully's Stores in the Territory on the terms and conditions stated herein. The Rights include the rights to utilize in the Territory the present and future names and marks used by Licensor in its operations of Tully's Stores whether registered or unregistered.

        2.        No Sublicensing; Franchises.    Except as set forth below with respect to franchisees, Licensee may not sublicense the rights conferred upon Licensee by this Agreement. Notwithstanding the above and subject to the conditions stated below, Licensee may enter into franchise agreements with franchisees pursuant to which Licensee may grant the right to use the Rights in the Territory to a franchisee. Except as to the existing franchise arrangements with the parties listed on Schedule C hereto, no such franchise arrangement shall be entered into with a franchisee unless and until Licensor approves of such franchisee, which approval shall not be unreasonably be withheld or delayed. The parties acknowledge one condition to any such approval by Licensor shall be that such franchise arrangement shall be governed by a written franchise agreement acceptable to Licensor. Such written franchise agreement shall, if requested by Licensor, include Licensor as a party thereto solely for the purposes of maintaining a direct right to enforce Licensor's Standard Specifications and other specifications and requirements with respect to the use of the Rights by such franchisee. Unless otherwise agreed to in writing by Licensor, all such franchise arrangements (including all existing franchisees listed on the attached Schedule C) shall provide that each franchisee shall pay a royalty fee of [    *    ] on all net revenues (as defined below) with [    *    ] of such royalty payable to Licensor (the "Licensor Franchise Royalty Fee"). As used in this Agreement, the term "net revenues" shall mean and include the actual gross charges for all products and services of any kind or nature sold in connection with the Tully's Business Names or Trademarks, for cash or credit through any business conducted by any franchisee, but excluding sales, use, service, or excise taxes collected from customers and paid to the appropriate taxing authority. The Licensor Franchise Royalty Fee shall be payable on or before the end of the month following the month in which the net revenues were generated.

        3.        No Wholesale Rights.    Nothing in this Agreement shall be deemed to grant or license to Licensee any rights whatsoever with respect to the use of the Rights in connection with wholesale or other distribution of products in the Territory or any other location (other than retail sales made in connection with the operation of Tully's Stores in the Territory).

        4.        Operation and Development of Stores.    Licensor will furnish to Licensee standard basic plans and specifications for Tully's Store's (the "Standard Specifications") for use in the Territory, including specifications for general interior design, color schemes, finish materials, furniture, equipment and signs. Licensee agrees that all Tully's Stores in the Territory (including any franchised Tully's Stores) shall materially comply with Licensor's Standard Specifications as adopted by Licensor from time to time. Notwithstanding the foregoing, Licensee Tully's Stores may be modified to the extent necessary to comply with applicable ordinances, building codes, permit requirements, and lease or deed requirements and restrictions.

        5.        Equipment, Fixtures and Signs.    Licensee agrees to use in the operation of each Tully's Store in the Territory only such equipment, fixtures, furniture and signs that are consistent with Licensor's Standard Specifications. Licensee further agrees to place or display at the premises of each such Store (interior and exterior) only such signs, emblems, logos, lettering, and display materials that are consistent with Licensor's Standard Specifications

        6.        Training and Operating Assistance.

          a.        Initial Training.    Upon request of Licensee, which request may be made from time to time, Licensor shall train one or more Licensee managers in the operation of a Tully's Store. Training shall be conducted at Licensor's training headquarters at a time which is mutually acceptable to the parties. Licensee shall bear the cost of any travel and living expenses incurred in connection with such training.

          b.        Hiring and Training of Employees by Licensee.    Licensee shall hire all employees of each Tully's Store owned by Licensee in the Territory, and shall be exclusively responsible for the terms of their employment and compensation and for the proper training of such employees in the operation of a Tully's Store.

          c.        Consulting Assistance.    Licensor shall be available at mutually convenient times to consult with Licensee from time to time with respect to general operating issues related to any Tully's Store in the Territory, including without limitation any problems or deficiencies disclosed by reports submitted to or inspections made by Licensor related to Tully's Stores in the Territory.

          d.        Semi-Annual Meetings.    Licensor and Licensee agree that the parties shall meet at least semi-annually to review the status of the operations of the Licensee Tully's Stores and Licensor's operation and licensing of Tully's Stores in the United States and elsewhere. The first such meeting shall take place at a location to be designated by Licensee. Thereafter, Licensor and Licensee shall take turns designating the location of such annual meetings.

        7.            Store Image and Operating Standards.

          a.        Condition and Appearance of Stores.    Licensee agrees to maintain the condition and appearance of each Licensee Tully's Store consistent in all material respects with the image of a Licensor owned and operated Tully's Stores with each Licensee Tully's Store as an attractive, modern, sanitary, convenient, and efficiently operated store selling premium, high quality products and service. Licensee agrees to effect such maintenance of each Licensee Tully's Store as is reasonably required from time to time to maintain such condition, appearance, and efficient operation, including, without limitation, replacement of worn out or obsolete equipment, fixtures, furniture, and signs; repair of the interior and exterior of such Stores. If at any time in Licensor's commercially reasonable judgment, the general state of repair, appearance, or cleanliness of the premises of a Licensee Tully's Store or its equipment, fixtures, furniture, signs, or decor does not meet Licensor's standards therefore, Licensor shall so notify Licensee, specifying the action to be taken by Licensee to correct such deficiency.

          b.        Authorized Products and Services.    The presentation of a uniform image to the public and the furnishing of uniform products and services are an essential element of the Tully's Store system and brand concept. Licensee therefore agrees that each Licensee Tully's Store will offer only beverages, food, and other products and services that are consistent in all material respects with the Tully's Store concept as announced from time to time by Licensor.

          c.        Food and Beverage Products, Supplies, and Materials.    The reputation and goodwill of the Tully's Store system is based upon, and can be maintained and enhanced only by, the sale of consistent, quality products and the rendering of fast, efficient, consistent and quality service. Licensee therefore agrees that, unless otherwise agreed by the parties in writing, all beverages and food products, cooking materials, containers, packaging materials, other paper and plastic products, glassware, utensils, uniforms, menus, forms, cleaning and sanitation materials, and other supplies and materials used in the operation of Licensee Tully's Stores shall conform to Licensor's specifications and quality standards as established by Licensor from time to time.

          d.        Use of Materials Imprinted With Trademarks.    Licensee shall in the operation of each Tully's Store in the Territory use containers, napkins, uniforms, packaging, and other forms and materials imprinted with the Trademarks as prescribed and used from time to time by Licensor with respect to its operation of Tully's Stores in the U.S.

        8.        Specifications, Standards, and Procedures.    Licensee agrees to comply with Licensor's specifications, standards and general procedures for the operation of Tully's Stores including without limitation the following:

          a.        Recipes, quality of ingredients, portions, and methods and procedures relating to the storage, handling, preparation, and serving of beverages and food;

          b.        Safety, maintenance, cleanliness, sanitation, function, and appearance of each Tully's Store premises and its equipment, fixtures, furniture, and signs;

          c.        Uniforms to be worn by and general appearance of Store employees;

          d.        Use of Business Names and Trademarks;

        All such specifications, standards, and operating procedures shall be reasonable and consistent with the obligations of Licensee under the lease or deed for the premises of each Licensee Tully's Store and applicable laws and ordinances.

        9.        Compliance with Laws and Good Business Practices.    Licensee shall secure and maintain in force all required licenses, permits, and certificates relating to the operation of each Licensee Tully's Store and shall operate each such Store in full compliance with all applicable laws, ordinances, and regulations. Licensee agrees to refrain from any business or advertising practice which may be injurious to the business of Licensor and the goodwill associated with the Business Names and Trademarks and Tully's Stores. Licensor agrees to refrain from any business or advertising practice, which may be injurious to the business of Licensee or Licensee's use of the Rights in compliance with this Agreement.

        10.      Management of Stores—Conflicting and Competing Interests.    All non-franchised stores in the Territory shall at all times be under the direct, on-premises supervision of Licensee or a trained and competent employee thereof. Licensee agrees to use its best efforts to promote and enhance the business of the Tully's Stores in the Territory, and that it will not engage in any business or other activity that will conflict with its obligations hereunder. Licensee further agrees that during the term of the License, it will not have any interest as an owner, director, officer, employee, consultant, representative, or agent, or in any other capacity, in any other business having as a principal product coffee beverages.

        11.      Deviation From Licensor's Standards.    Licensor acknowledges that in order to better cater to customers in Japan, it may sometimes be advisable for Licensee to deviate from the Standard Specifications or other of Licensor's specifications, standards or instructions with which Licensee is required to comply under this Agreement. Notwithstanding anything to the contrary in this Agreement, such deviation shall not constitute a breach of this Agreement if such deviation is not material and does not adversely affect the image of Licensor, Tully's Stores, Business Names or Trademarks; provided, however, that after good faith consultation with Licensee, Licensor is entitled to order Licensee in writing to correct such deviation, whereupon Licensee is obligated to do so and its failure to do so shall constitute a breach of this Agreement.

        12.      Indemnification.    Licensee agrees to indemnify, defend and hold harmless Licensor and all of its shareholders, directors, officers, employees and representatives from and against all claims, lawsuits, fines, penalties or damages of any kind (collectively, "Damages") of any kind whatsoever arising out of or related to Licensee's use of the Business Names or Trademarks or operation of Tully's Stores in the Territory, except to the percentage extent that any such Damages are caused by Licensor's own acts or omissions to act.

        13.      Trade Secrets of Licensor.    Licensee acknowledges that its knowledge of the operation of a Tully's Store will be derived from information disclosed to Licensee by Licensor pursuant to the License and that certain of such information, including without limitation all recipes and Licensor's Standard Specifications is proprietary, confidential, and a trade secret of Licensor. Licensee agrees that Licensor will maintain the absolute confidentiality of all such information during and after the term of the License, and that they will not use any such information in any other business or in any manner not specifically authorized or approved in writing by Licensor.

        14.      Business Names and Trademarks.

          a.        Ownership of Names and Marks.    Licensee acknowledges and agrees that Licensor is the owner of all Business Names and Trademarks licensed to Licensee by this Agreement, that Licensee's right to use the Business Names and Trademarks is derived solely from this Agreement and is limited to the operation of Licensee Tully's Stores in the Territory and the right to enter into franchise arrangements as provided for in Section 2 of this Agreement. Licensee agrees that all usage of the Business Names and Trademarks by Licensee and any goodwill established thereby shall inure to the exclusive benefit of Licensor. Licensee further agrees that after the termination or expiration of the License, Licensee will not directly or indirectly at any time or in any manner identify itself or any other business operation of Licensee as a Tully's Store, a former Tully's Store, or as a Licensee of or otherwise associated with Licensor, or use in any manner or for any purpose any Business Name or Trademark or other indicia of a Tully's Store.

          b.        Limitations on Licensee's Use of Business Names and Trademarks.    Licensee agrees to use the Business Names and Trademarks as the sole service mark and trademark and trade name identification of each Licensee Tully's Store.

        15.      Reporting Requirements.    During the term of this Agreement, Licensee shall furnish to Licensor (i) monthly reports setting forth the total number of Tully's Stores in the Territory, new store openings, net revenues and comparable store sales for Tully's Store in the Territory ("Quarterly Reports"); (ii) Licensor's annual business and financial plan (supplemented with any updates or changes thereto) and (iii) Licensee's annual financial statements within 120 days of the end of Licensee's fiscal year.

        16.      Licensor's Right to Inspect Stores.    To determine whether Licensee is complying with this Agreement, Licensor shall have the right, at any time during business hours and without prior notice to Licensee, to inspect any of the Licensee Tully's Stores.

        17.      Termination of License.

          a.        By Licensee.    Licensee may terminate this Agreement effective upon delivery of notice of termination to Licensor, if Licensor:

            (1)      Breaches this Agreement, while Licensee is in substantial compliance with this Agreement, and fails to cure such breach within thirty (30) days after written notice thereof is delivered to Licensor;

            (2)      Makes an assignment for the benefit of creditors or an admission of its inability to pay its obligations as they become due; or

            (3)      Files or has filed against it a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent, or a receiver is appointed for a substantial part of the assets of Licensor, or the claims of creditors of Licensor are abated or subject to a moratorium under any law.

          b.        By Licensor.    Licensor may terminate this Agreement effective upon delivery of notice of termination to Licensee, if Licensee:

            (1)      Makes an assignment for the benefit of creditors or an admission of its inability to pay its obligations as they become due;

            (2)      Files or has filed against it a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent, or a receiver is appointed for a substantial part of the assets of Licensee, or the claims of creditors of Licensee are abated or subject to a moratorium under any law;

            (3)      Makes an unauthorized assignment of Licensee's rights under this Agreement;

            (4)      Fails or refuses to pay any amount owed to Licensor for products purchased from Licensor, or any amounts otherwise due to Licensor, or fails or refuses to comply with any mandatory specification, standard, or operating procedure prescribed by Licensor relating to recipes, quality of beverage or food products, methods and procedures for preparing and serving food products, cleanliness, or sanitation, and does not correct such failure or refusal within seven (7) days after written notice thereof (which shall describe the corrective action that Licensee must take) is delivered to Licensee; provided that if such failure cannot reasonably be corrected within seven (7) days, to initiate within such seven-day period and thereafter continue such action as will correct such failure within a reasonable time; or

            (5)      Fails to comply with any other provision of this Agreement or any other mandatory specification, standard, or operating procedure prescribed by Licensor, and does not correct such failure within thirty (30) days after written notice of such failure to comply (which shall describe the action that Licensee must take) is delivered to Licensee, provided that if such failure cannot reasonably be corrected within thirty (30) days, to initiate within such thirty-day period and thereafter continue such action as will correct such failure within a reasonable time.

            (6)      Fails to comply with any provision of and/or breaches any of Licensee's obligations under the Supply Agreement, and does not correct such breach, failure or refusal within seven (7) days after written notice thereof (which shall describe the corrective action that Licensee must take) is delivered to Licensee; provided that if such failure cannot reasonably be corrected within seven (7) days, to initiate within such seven-day period and thereafter continue such action as will correct such failure within a reasonable time.

        18.      Licensee's Obligation upon Termination or Expiration.

          a.        Payment of Amounts Owed to Licensor.    Licensee agrees to pay to Licensor within fifteen (15) days after the effective date of termination or expiration of the License all such amounts owed for products purchased by Licensee from Licensor, and all other amounts owed to Licensor, which are then unpaid.

          b.        Return of Information.    Licensee further agrees that upon termination of the License, it will immediately return to Licensor all copies of any manuals, recipes, specifications, menus, software, records or documents of any kind (in any form of media) delivered to Licensee by Licensor during the term of the License.

          c.        Cancellation of Assumed Names.    Licensee further agrees that upon termination or expiration of the License, it will take such action as may be required to cancel all assumed name or equivalent registrations relating to its use of any Business Name or Trademark.

          d.        Continuing Obligations.    All obligations of Licensor and Licensee which expressly, or by their nature, survive the expiration or termination of the License shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of the License under this Agreement and until they are satisfied in full or by their nature expire.

        19.      Assignment, Transfer, and Encumbrance.

          a.        By Licensor.    This Agreement may be assigned by Licensor and shall inure to the benefit of any assignee or other legal successor to the interest of Licensor herein.

          b.        Licensee May Not Assign Without Approval of Licensor.    Licensee shall not, without the prior written consent of Licensor (which consent may be granted or withheld in Licensor's sole discretion), voluntarily, involuntarily, directly, or indirectly assign, transfer or sell all or any part of Licensee's rights under this Agreement. Notwithstanding the above, Licensee may enter into franchise arrangements in accordance with the conditions set forth in Section 2 above.

        20.      Enforcement.

          a.        Judicial Enforcement, Injunction, and Specific Performance.    Notwithstanding Section 19 b., Licensor shall have the right to elect to seek injunctive or equitable relief as provided for in this Section 19 a. in the state or federal courts situated in Seattle, Washington, USA (and/or in any appellate court therefrom). The parties each consent to jurisdiction in such courts, waive objection to such venue, waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a court located within the State of Washington shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Licensor shall be entitled, without bond, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement relating to Licensee's use of the Business Names and Trademarks, the obligations of Licensee upon termination or expiration of this Agreement and assignment of the License and ownership interests in Licensee, and to prohibit any act or omission by Licensee that constitutes a violation of any applicable law, ordinance, or regulation, is dishonest or misleading to customers or prospective customers of any Licensee Tully's Store, constitutes a danger to employees or customers of the Store or to the public, or may impair the goodwill associated with the Business Names and Trademarks and Tully's Stores. If Licensor secures any such injunction or order of specific performance, Licensee agrees to pay to Licensor an amount equal to the aggregate of its costs of obtaining such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Licensor as a result of the breach of any such provision.

          b.    Arbitration.    Except insofar as Licensor elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all disputes and claims relating to any provision hereof, any specification, standard, or operating procedure, or any other obligation of Licensee prescribed by Licensor, or any obligation of Licensor, or the alleged breach thereof (including without limitation any claim that this Agreement, any provision thereof, any specification, standard, or operating procedure, or any other obligation of Licensee or Licensor, is illegal or otherwise unenforceable or voidable under any law, ordinance, or ruling) shall be settled by arbitration at Seattle, Washington, under the U.S. Arbitration Act (9 U.S.C. §§ 1 et seq.), if applicable, and the Rules of the American Arbitration Association (relating to the arbitration of disputes arising under License and license agreements, if any, otherwise the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his award, the specific performance of this Agreement unless he determines that performance is impossible. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over Licensor or Licensee.

        21.      Severability and Substitution of Valid Provisions.    All provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to renew this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard, or operating procedure prescribed by Licensor is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the notice requirements hereof, or such invalid or unenforceable provision, specification, standard, or operating procedure shall be modified to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and shall be enforced as originally made and entered into in all other jurisdictions.

        22.      Licensee May Not Withhold Payments Due Licensor.    Licensee agrees that on grounds of the alleged non-performance by Licensor of any of its obligations hereunder, it will not withhold payment of any royalty and service fees, amounts due to Licensor for products purchased by Licensee, or any other amounts due Licensor. Except insofar as Licensor elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all such claims by Licensee, if not otherwise resolved by Licensor and Licensee, shall be submitted to arbitration as provided in Section 19 b.

        23.      Rights Of Parties Are Cumulative.    The right of Licensor and Licensee hereunder are cumulative, and no exercise or enforcement by Licensor or Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by Licensor or Licensee of any other right or remedy hereunder, or which Licensor or Licensee is entitled by law to enforce.

        24.      Goodwill, Trademark and Business Name Protection, Third Party Litigation, Cessation of Use.

          a.        Licensee agrees and admits to the high value of the notoriety, reputation and goodwill associated with the Trademarks and Business Names. Licensee acknowledges Licensor's right, title and interest in and to the Trademarks and Business Names in the Territory and elsewhere. Licensee further acknowledges that the Trademarks and Business Names have acquired distinctiveness/secondary meaning and have an established identity in the mind of the trade and the purchasing public.

          b.        Licensee will not at any time do or cause to be done any act or thing contesting or in any way impairing or intending to impair any part of the such right, title and interest of Licensor in the Trademarks and Business Names and the distinctiveness of the Trademarks and Business Names.

          c.        Except as expressly provided for in this Agreement, Licensee shall not in any manner represent that it has any ownership in the Trademarks or Business Names, application for the registration thereof or registration thereof, and Licensee acknowledges that the use of the Trademarks and Business Names shall not create in Licensee's favor any right, title or interest in or to the Trademarks, but all uses of the Trademarks and Business Names shall inure to the benefit of Licensor.

          d.        To the extent that the ownership of any rights in the Trademarks and Business Names becomes established in Licensee, whether by operation of law or otherwise, Licensee agrees to execute such assignments and other documents as Licensor may reasonably request to transfer such rights to Licensor, provided that no such assignments or other documents in any way affect or limit Licensee's exclusive license to use the rights conferred under this Agreement. In addition, this Section 22 d shall not apply to a transfer of rights in the Business Names and Trademarks pursuant to a foreclosure of the security interest granted pursuant to Section 21 below.

          e.        Licensor retains the right to protect the Trademarks and Business Names from infringement and to prosecute infringers. Licensor has the right to bring suit for infringement of the Trademarks and Business Names without joining Licensee. Licensor has the right to control all actions against infringers and to resolve such matters whether by settlement or suit. If Licensee becomes aware of any infringement of the Trademarks or Business Names, it shall notify Licensor in writing. Licensee shall cooperate with Licensor by promptly supplying, at a reasonable cost, assistance and information reasonably considered necessary by Licensor for settlement or suit.

          f.          Licensee agrees not to use the Trademarks or Business Names in association with any goods or services or business except as expressly provided in this Agreement or other written authorization by Licensor.

          g.        Licensee agrees not to adopt, use, apply to register or register anywhere any trademark or Business Names, service mark or business name which is confusingly similar to the Trademarks or which contain the designations "TULLY" or "TULLY'S", without regard to the nature of the associated goods, services or business either during the term of Licensee or thereafter.

        25.      Term.    The term of this Agreement shall commence on the date set forth above and continue for a period of five years (the "Initial Term"). Provided that Licensee is not then in default of any of its obligations under this Agreement, Licensee shall have the successive right to renew this Agreement for an additional five year terms (each a "Renewal Term") upon giving Licensor prior written notice of such intention within 90 days of the expiration of the Initial Term or any Renewal Term, as applicable.

        26.      Notices.    All notices and requests in connection with this Agreement shall be in writing and may be given by registered or certified mail, personal delivery or facsimile addressed as follows.

To:	Tully's Coffee Corporation 3100 Airport Way South Seattle, WA 98134 U.S.A. Attn: Mr. Jamie S. Colbourne Facsimile No. (206) 233-2077
with a copy to:	Carney Badley Smith & Spellman, P.S. 2200 Bank of America Tower 701 Fifth Avenue Seattle, Washington 98104 Attn: Patrick R. Lamb Facsimile No. (206) 467-8215
To:	Tully's Coffee of Japan Ltd. 3-4-1 Takanawa, Minato-ku Tokyo, Japan Attn: Kouta Matsuda Facsimile No. 03-5798-8021

or to such other address as the party to receive the notice or request shall designate by written notice to the other. The effective date of any notice or request shall be five (5) days from the date on which it is sent by the addressor, or when received when personally delivered or sent by facsimile.

        27.      Waiver.    The failure of either party to insist in any one or more instances upon strict performance by the other of its obligations hereunder shall not constitute a waiver or relinquishment of any such obligation for the future, and the obligation shall continue in full force and effect.

        28.      Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A. without giving effect to the conflict of law rules or choice of law rules thereof, and by applicable federal law.

        29.      Warranty of Authority.    All corporate parties hereto and the individuals executing this Agreement on behalf of said corporations warrant that said corporations have corporate authority to enter into this Agreement and that the individuals executing on behalf of each corporation have the authority to execute this Agreement on behalf of their respective corporation. Licensor and Licensee each warrant the authority of the individual executing on their behalf and hereby each consents to the execution of this Agreement.

        30.      Representations as to Corporate Authority.    All corporate parties hereto and the individuals executing these documents on behalf of said corporations warrant that said corporations have corporate authority to enter into this Agreement and that the individual executing on behalf of each corporation has the authority to execute this Agreement on behalf of the respective corporation.

        31.      Headings.    Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement.

        32.      Relationship.    The relationship between the parties hereto is that of Licensor and Licensee as defined in this Agreement, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held for the acts either of omission or commission of the other party, and neither party is authorized to, or has the power to, obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner whatsoever.

        33.      Force Majeure.    If either party is delayed or interrupted in or prevented from, the performance of its obligations hereunder by reason of an act of God, fire, flood, war, public disaster, strikes or labor difficulties, governmental enactment, regulation or order, or any other cause beyond its control, such party shall not be liable to the other therefor; and the time for the performance of its obligations shall thereupon be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention.

        34.      Integration and Modification.    This is the entire agreement between the parties with respect to the subject matters hereof. For such matters, there are no other agreements or representations not set forth herein, and this Agreement incorporates all prior negotiations, agreements, and representations. This Agreement may not be modified except in writing signed by each party.

        35.      Languages.    Both parties acknowledge that this agreement is written in both Japanese and English. In case of doubt as to the interpretation of any of the provisions of this agreement, the English version shall be controlling.

        36.      Counterparts.    This Agreement may be signed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same agreement notwithstanding that both parties are not signatories to each counterpart, however, this agreement shall not be enforceable against any party until a counterpart has been executed by both parties hereto.

        37.      Waiver of Breach.    The waiver by either party of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

[The remainder of this page has been left blank intentionally.]

Executed as of the date set forth above.

LICENSOR:
TULLY'S COFFEE CORPORATION

By:
Jamie S. Colbourne, its President and CEO

LICENSEE:
TULLY'S COFFEE JAPAN, LTD.

By:
, its

SCHEDULE A
TO
TULLY'S COFFEE LICENSE AGREEMENT

LIST OF BUSINESS NAMES

Tully's
Tully's Coffee
Tully's Roaster of Fine Coffee
Swirkle
Tullini
Tullini Sandwiches

SCHEDULE B
TO
TULLY'S COFFEE LICENSE AGREEMENT

LIST OF TRADEMARKS FOR SERVICES AND GOODS

See attached Status Report dated February 14, 2001

SCHEDULE C
TO
TULLY'S COFFEE LICENSE AGREEMENT

LIST OF EXISTING FRANCHISEES IN THE TERRITORY:

Design Exchange Co., Ltd.
Lightous International Co., Ltd.
Mays & Friends

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TULLY'S COFFEE LICENSE AGREEMENT
SCHEDULE A TO TULLY'S COFFEE LICENSE AGREEMENT
SCHEDULE B TO TULLY'S COFFEE LICENSE AGREEMENT
SCHEDULE C TO TULLY'S COFFEE LICENSE AGREEMENT